Exhibit 23.6

February 15, 2011

Taomee Holdings Limited

16/F, Building No. A-2,

No. 1528 Gumei Road, Xuhui District

Shanghai 200233

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Taomee Holdings Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the effectiveness of the Company’s Registration Statement on Form F-1, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Qi Ji
Name: Qi Ji